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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported):  May 4, 2000

                                TELEMONDE, INC.
                                ---------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                 000-28113              62-1795931
          --------                -----------        ----------------------
      (State or other             (Commission            (IRS Employer
jurisdiction of incorporation)    File Number)       Identification Number)

230 Park Avenue, 10th Floor, New York, New York                      10169
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:        (646) 435-5645
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                                      N/A
                                      ---
         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS.

     On November 5, 1999, Telemonde, Inc. ("Telemonde") and Global Communications (Holdings) Ltd. ("Global") signed a letter of intent for the purchase by Telemonde of the entire share capital of Global. On November 22, 1999, Telemonde issued a press release announcing that Telemonde had agreed to buy Global for a $160 million in cash, notes and stock. Global processes e-commerce transactions and develops and hosts internet sites. The press release also announced that the acquisition was expected to close by January 31, 2000. The letter of intent contained a number of conditions to be satisfied by both parties before completion of the acquisition could occur. A failure to satisfy all the conditions in the letter of intent, and the realization by management that a full-scale integration was not necessary to achieve mutual benefits, has resulted in an agreement by both parties to halt the acquisition proceedings.

     On October 22, 1999, Telemonde, through its subsidiary EquiTel Communications Limited, entered into an agreement to acquire ITS Europe, a Spanish registered company that sells and distributes telecommunications products and services, including pre-paid calling cards. ITS Europe is currently owned by Carnival Enterprises Limited and Volim Holdings BV. The purchase price was $15 million. The purchase price was payable in 3,529,411 shares of common stock of Telemonde, The agreement was conditioned on, among other things, the market price of the common stock of Telemonde being above $3 per share. As a result of the recent decline in the Telemonde share price, the sellers of ITS Europe exercised their right not to proceed with the agreement.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

           (c)  Exhibits:

99.1 Press Release dated May 4, 2000 Announcing Decision Not to Acquire ITS (Europe) and Global Communications (Holding).
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                              SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEMONDE, INC.

Dated:    May 4, 2000


                               /s/ Paul E. Donofrio
                              -------------------------------
                              Paul E. Donofrio
                              Chief Financial Officer
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                                 Exhibit Index


Exhibit        Description
-------        -----------

99.1 Press Release Dated May 4, 2000 Announcing Decision Not to Acquire ITS (Europe) and Global Communication (Holding).